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                         [Letterhead of Hudson General]

                                     Michael Rubin
         Transaction with              Executive
Subject:    Lufthansa      Contact:  Vice President   Release: February 28, 1996
         ----------------           ---------------            -----------------

                 Great Neck, New York - February 28, 1996 - Hudson General Corporation announced today that Hudson General and Lufthansa Airport and Ground Services GmbH ("LAGS") have executed an agreement pursuant to which LAGS will acquire a 26% interest in Hudson General's aviation services business (the "Aviation Business"). Hudson General previously announced that it was engaged in negotiations with LAGS concerning this transaction. LAGS is a wholly owned subsidiary of Deutsche Lufthansa AG ("Lufthansa").

                 Pursuant to the Agreement, LAGS will acquire, for a price of approximately $23.8 million, a 26% interest in a newly formed Hudson General subsidiary which will conduct the Aviation Business. Approximately $16 million of the purchase price will be paid in cash by LAGS at the closing. The balance of the purchase price of approximately $7.8 million, which is subject to downward adjustment based on future earnings of the Aviation Business, is payable in three annual installments ending in September 1998. Neither LAGS nor Lufthansa will acquire any securities of Hudson General.

                 The Agreement also provides that LAGS will have an option, exercisable until October 1, 2000, to increase its interest in the Aviation Business from 26% up to a maximum of 49%. The option price is based on a formula related to the earnings of the Aviation Business, subject to certain minimum and maximum amounts.

                 Hudson General will continue to manage the Aviation Business. The Aviation Business constitutes approximately 70% of Hudson General's assets and virtually all of its revenues.

                 The transaction, which is expected to close on or about July 1, 1996, is subject to certain conditions, including the prior approval of the holders of a majority of Hudson General's outstanding stock. Allen & Company Incorporated is acting as financial advisor to Hudson General in connection with this transaction.

                 Hudson General provides various services at airports throughout the United States and Canada and is a participant in a joint venture to develop 4,000 acres of land in Hawaii.

                 Hudson General Corporation shares are traded on the American Stock Exchange under the ticker symbol HGC.